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Exhibit 23.2

Independent Auditors' Consent

The Board of Directors
Unity Bancorp, Inc.:

        We consent to incorporation by reference in the registration statement on Form S 8, pertaining to the Unity Bancorp, Inc. 2002 Stock Option Plan, of Unity Bancorp, Inc., of our report dated January 23, 2003, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10 K of Unity Bancorp, Inc.

/s/ KPMG LLP KPMG LLP

Short Hills, New Jersey
May 5, 2003

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Independent Auditors' Consent